FIELDPOINT PETROLEUM PROVIDES HEDGING DETAILS

AUSTIN, TX – (PRNEWSWIRE) – October 2, 2013 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today details of a hedging agreement that it has in place for the next six months.

Roger Bryant, Executive Chairman for FieldPoint, stated “The board of directors has decided that it would be wise to protect cash flow by hedging, and we have put in place a costless collar with an $87.00 floor and $108.00 ceiling.  This will be in effect from October 1, 2013 to March 31, 2014.  The Company decided to hedge 200 barrels of oil per day, believing that this would give us sufficient protection should dramatic price reductions occur, even though this represents only about half of our current daily production.”

Phillip Roberson, COO/CFO for FieldPoint, added “Hedging provides insurance against lost revenue, and this collar provides a unique form of insurance whereby we only make a payment if oil prices exceed $108.00 per barrel.  If oil prices reach that level, we should not be upset by having to make the payment.  I believe that your board of directors has chosen wisely to put this program in place.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, COO/CFO (512) 250-8692 or fppc@ix.netcom.com